Exhibit 1

N E W S   R E L E A S E

TALISMAN ENERGY INC.

CONFERENCE CALL

CALGARY, Alberta – May 1, 2003 – Talisman Energy Inc. has scheduled a telephone conference call for investors and analysts on Wednesday May 7, 2003 at 9:30 a.m. MDT (11:30 a.m. EDT) to discuss Talisman’s first quarter results.  Participants will include Dr. Jim Buckee, President and Chief Executive Officer and members of senior management.  Talisman expects to release its first quarter results, on Tuesday May 6, 2003.

To participate in the conference, please contact the Talisman Energy Conference Operator at 9:20 a.m. (MDT), 10 minutes prior to the conference call.

Conference Operator Dial in Numbers:

1-800-814-3911 (North America)

or

1-416-640-1907 (Local Toronto & International)

A replay of the conference will be available at approximately 12:00 p.m. (MDT) on  Wednesday May 7, 2003 until 9:59 p.m. Wednesday May 21, 2003.  If you wish to access this replay, please call:

1-877-289-8525 (North America)  passcode  246912#

or

1-416-640-1917 (Local Toronto & International) passcode  246912#

Talisman Energy Inc. is a large, independent oil and gas producer, with operations in Canada and, through its subsidiaries, the North Sea, Indonesia, Malaysia, Vietnam, Algeria and the United States.  Talisman's subsidiaries also conduct business in Trinidad, Colombia and Qatar.  Talisman has adopted the International Code of Ethics for Canadian Business and is committed to maintaining high standards of excellence in corporate citizenship and social responsibility wherever its business is conducted.  Talisman's shares are listed on Toronto Stock Exchange in Canada and New York Stock Exchange in the United States under the symbol TLM.

For further information, please contact:

David Mann, Senior Manager, Investor Relations &

  Corporate Communications

Phone:

403-237-1196

Fax:

403-237-1210

E-mail:

tlm@talisman-energy.com

09/2003

~~  This release is available on Talisman’s Internet Web Site:  WWW.TALISMAN-ENERGY.COM  ~~